Exhibit 5.1
February 21, 2019
NVIDIA Corporation
2788 San Tomas Expressway
Santa Clara, CA 95051

Ladies and Gentlemen:

We have acted as counsel to NVIDIA Corporation, a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 36,500,000 shares of the Company’s Common Stock, par value $0.001 per share, including (a) 23,000,000 shares of Common Stock (the “2007 Shares”) issuable pursuant to the Company’s 2007 Equity Incentive Plan (the “2007 EIP”) and (b) 13,500,000 shares of Common Stock (together with the 2007 Shares, the “Shares”) pursuant to the Company’s 2012 Employee Stock Purchase Plan (together with the 2007 Plan, the “Plans”).
In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s certificate of incorporation and bylaws and (d) such other documents, records, certificates, memoranda and other instruments as we deem are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,

Cooley LLP

By:     /s/ John T. McKenna
John T. McKenna